Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media	Investors/Analysts
(612) 303-3167	(612) 303-0783

U.S. BANCORP REPORTS EARNINGS FOR THE THIRD QUARTER OF 2013

MINNEAPOLIS, October 16, 2013 — U.S. Bancorp (NYSE: USB) today reported net income of $1,468 million for the third quarter of 2013, or $.76 per diluted common share, compared with $1,474 million, or $.74 per diluted common share, in the third quarter of 2012. Highlights for the third quarter of 2013 included:

•	Industry-leading performance ratios, including:

•	Return on average assets of 1.65 percent

•	Return on average common equity of 15.8 percent

•	Efficiency ratio of 52.4 percent

•	Growth in average total loans of 5.7 percent over the third quarter of 2012 (7.5 percent excluding covered loans) and 1.9 percent on a linked quarter basis (2.2 percent excluding covered loans)

•	Growth in average total commercial loans of 9.4 percent over the third quarter of 2012 and 2.0 percent over the second quarter of 2013

•	Growth in average total commercial real estate loans of 5.1 percent over the third quarter of 2012 and 1.6 percent over the second quarter of 2013

•	Growth in average commercial and commercial real estate commitments of 9.9 percent year-over-year and 3.2 percent over the prior quarter

•	Strong new lending activity of $63.1 billion during the third quarter, including:

•	$37.8 billion of new and renewed commercial and commercial real estate commitments

•	$2.8 billion of lines related to new credit card accounts

•	$22.5 billion of mortgage and other retail loan originations

•	Continued strong growth in average total deposits of 5.5 percent over the third quarter of 2012 and 2.0 percent on a linked quarter basis.

•	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 8.5 percent year-over-year and 1.0 percent linked quarter

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

•	Net charge-offs declined on both a linked quarter and year-over-year basis. Provision for credit losses was $30 million less than net charge-offs

•	Net charge-offs were $64 million (16.3 percent) lower than the second quarter of 2013

•	Annualized net charge-offs to average total loans ratio declined to .57 percent

•	Allowance to period-end loans was 1.98 percent at September 30, 2013

•	Nonperforming assets declined on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 2.1 percent from the second quarter of 2013

•	Allowance to nonperforming assets (excluding covered assets) was 235 percent at September 30, 2013, compared with 231 percent at June 30, 2013, and 213 percent at September 30, 2012

•	Capital generation continues to reinforce capital position and return. Ratios at September 30, 2013 were:

•	Tier 1 capital ratio of 11.2 percent

•	Total risk based capital ratio of 13.3 percent

•	Tier 1 common equity to risk-weighted assets ratio of 9.3 percent

•	Tier 1 common equity ratio of 8.6 percent estimated using final rules for Basel III standardized approach released July 2013

•	Returned 77 percent of third quarter earnings to shareholders through dividends and over 17 million in share buybacks

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

	3Q 2013	2Q 2013	3Q 2012	Percent Change 3Q13 vs 2Q13	Percent Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Percent Change
Net income attributable to U.S. Bancorp	$1,468	$1,484	$1,474	(1.1)	(.4)	$4,380	$4,227	3.6
Diluted earnings per common share	$.76	$.76	$.74	—	2.7	$2.25	$2.12	6.1
Return on average assets (%)	1.65	1.70	1.70			1.67	1.66
Return on average common equity (%)	15.8	16.1	16.5			16.0	16.4
Net interest margin (%)	3.43	3.43	3.59			3.45	3.59
Efficiency ratio (%)	52.4	51.7	50.4			51.6	51.1
Tangible efficiency ratio (%) (a)	51.3	50.6	49.1			50.5	49.8
Dividends declared per common share	$.230	$.230	$.195	—	17.9	$.655	$.585	12.0
Book value per common share (period-end)	$19.31	$18.94	$18.03	2.0	7.1

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,468 million for the third quarter of 2013, .4 percent lower than the $1,474 million for the third quarter of 2012, and 1.1 percent lower than the $1,484 million for the second quarter of 2013. Diluted earnings per common share of $.76 in the third quarter of 2013 were $.02 higher than the third quarter of 2012 and equal to the previous quarter. Return on average assets and return on average common equity were 1.65 percent and 15.8 percent, respectively, for the third quarter of 2013, compared with 1.70 percent and 16.5 percent, respectively, for the third quarter of 2012. The provision for credit losses was lower than net charge-offs by $30 million in the third quarter and the second quarter of 2013 and $50 million lower in the third quarter of 2012.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “The Company’s third quarter earnings of $1.5 billion, or $.76 per diluted common share, reflected our continuing ability to manage through the current uncertain and slow-growing economy. Our Company produced industry-leading performance metrics, including return on average assets of 1.65 percent, return on average common equity of 15.8 percent and an efficiency ratio of 52.4 percent, as our diversified mix of businesses mitigated the impact of the pull-back in mortgage banking activity.

“Our balance sheet businesses continued to expand, as average total loans grew by 5.7 percent year-over-year and 1.9 percent linked quarter, accelerating from the 1.2 percent linked quarter growth in the second quarter of this year. Given reported industry trends, these results would indicate that our Company

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

continues to gain market share. Average total deposits posted similar growth at 5.5 percent over the prior year and 2.0 percent linked quarter. Our net interest margin of 3.43 percent was equal to the prior quarter and, coupled with the growth in earning assets, led to an increase in net interest income on a linked quarter basis.

“Credit quality continued to improve this quarter with the ratio of net charge-offs to average loans outstanding falling to .57 percent from .70 percent in the prior quarter. Nonperforming assets also declined again this quarter, and we released $30 million of reserves, equal to the prior quarter’s release. The quality of our loan portfolio remains high and we expect net charge-offs and nonperforming assets levels to be relatively stable for the remainder of the year.

“The Company continues to generate significant capital, and we returned 77 percent of our third quarter earnings to shareholders in the form of dividends and buybacks, while maintaining our very strong capital base. Our Tier 1 common and Tier 1 capital ratios at quarter end were 9.3 percent and 11.2 percent, respectively. Our Tier 1 common equity ratio was 8.6 percent at September 30th as estimated under the final Basel III rules released in July, well above the required minimum requirement of 7.0 percent and our own targeted ratio of 8.0 percent.

“In September, we hosted U.S. Bancorp’s 2013 Investor Day in New York City. Throughout the day, our senior management team took the opportunity to review our accomplishments since the last Investor Day in 2010. The theme of the conference was “extending the advantage,” and we described to the audience our expanded distribution and scale, our enhanced products, services and capabilities, our gains in market share and, importantly, how our position in the industry allows us to continue to capitalize on future growth opportunities. In other words, how we are “extending the advantage” that we have already created by investing in our diversified business model, maintaining prudent risk management, focusing on operating integrity and compliance, sustaining strong capital and liquidity, and providing superior returns for our shareholders. We will further extend our advantage by capitalizing on the strength of our markets and distribution, fostering the culture within our Company that has given us the success we enjoy today, advocating for our customers and our communities, and preparing our employees for the realities of the new economy, all while providing consistent, predictable, repeatable results for our shareholders.”

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	3Q 2013	2Q 2013	3Q 2012	Percent Change 3Q13 vs 2Q13	Percent Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Percent Change
Net interest income	$2,714	$2,672	$2,783	1.6	(2.5)	$8,095	$8,186	(1.1)
Noninterest income	2,177	2,276	2,396	(4.3)	(9.1)	6,618	6,990	(5.3)

Total net revenue	4,891	4,948	5,179	(1.2)	(5.6)	14,713	15,176	(3.1)
Noninterest expense	2,565	2,557	2,609	.3	(1.7)	7,592	7,770	(2.3)

Income before provision and taxes	2,326	2,391	2,570	(2.7)	(9.5)	7,121	7,406	(3.8)
Provision for credit losses	298	362	488	(17.7)	(38.9)	1,063	1,439	(26.1)

Income before taxes	2,028	2,029	2,082	—	(2.6)	6,058	5,967	1.5
Taxable-equivalent adjustment	56	56	57	—	(1.8)	168	168	—
Applicable income taxes	542	529	593	2.5	(8.6)	1,629	1,684	(3.3)

Net income	1,430	1,444	1,432	(1.0)	(.1)	4,261	4,115	3.5
Net (income) loss attributable to noncontrolling interests	38	40	42	(5.0)	(9.5)	119	112	6.3

Net income attributable to U.S. Bancorp	$1,468	$1,484	$1,474	(1.1)	(.4)	$4,380	$4,227	3.6

Net income applicable to U.S. Bancorp common shareholders	$1,400	$1,405	$1,404	(.4)	(.3)	$4,163	$4,034	3.2

Diluted earnings per common share	$.76	$.76	$.74	—	2.7	$2.25	$2.12	6.1

Net income attributable to U.S. Bancorp for the third quarter of 2013 was $6 million (.4 percent) lower than the third quarter of 2012, and $16 million (1.1 percent) lower than the second quarter of 2013. The decrease in net income year-over-year and on a linked quarter basis was principally due to a reduction in mortgage banking revenue, largely offset by a lower provision for credit losses and controlled expenses.

Total net revenue on a taxable-equivalent basis for the third quarter of 2013 was $4,891 million; $288 million (5.6 percent) lower than the third quarter of 2012, reflecting a 2.5 percent decrease in net interest income and a 9.1 percent decrease in noninterest income. Net interest income declined year-over-year, as an increase in average earning assets was offset by a decrease in the net interest margin. Noninterest income declined year-over-year, primarily due to lower mortgage banking revenue. Total net revenue on a taxable-equivalent basis was $57 million (1.2 percent) lower on a linked quarter basis due to a 4.3 percent decrease in noninterest income driven by lower mortgage banking revenue, partially offset by a 1.6 percent increase in net interest income, the result of growth in average earning assets and a stable net interest margin.

Total noninterest expense in the third quarter of 2013 was $2,565 million; $44 million (1.7 percent) lower than the third quarter of 2012 and $8 million (.3 percent) higher than the second quarter of 2013. The decrease in total noninterest expense year-over-year was primarily due to a reduction in mortgage servicing

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

review-related professional services expense and lower compensation expense, partially offset by higher employee benefits expense. The modest increase in total noninterest expense on a linked quarter basis was primarily due to higher costs related to investments in tax-advantaged projects, partially offset by lower compensation expense and marketing and business development costs.

The Company’s provision for credit losses for the third quarter of 2013 was $298 million, $64 million lower than the prior quarter and $190 million lower than the third quarter of 2012. The provision for credit losses was lower than net charge-offs by $30 million in the third quarter and second quarter of 2013, and $50 million lower in the third quarter of 2012. Net charge-offs in the third quarter of 2013 were $328 million, compared with $392 million in the second quarter of 2013 and $538 million in the third quarter of 2012. Given current economic conditions, the Company expects the level of net charge-offs to be relatively stable in the fourth quarter of 2013.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $1,880 million at September 30, 2013, compared with $1,921 million at June 30, 2013, and $2,188 million at September 30, 2012. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the commercial mortgage portfolio, as well as by improvement in construction and development, total commercial and credit card loans. Covered nonperforming assets were $332 million at September 30, 2013, compared with $355 million at June 30, 2013, and $647 million at September 30, 2012. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 1.98 percent at September 30, 2013, compared with 2.02 percent at June 30, 2013, and 2.19 percent at September 30, 2012. The Company expects total nonperforming assets to remain relatively stable in the fourth quarter of 2013.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	3Q 2013	2Q 2013	3Q 2012	Change 3Q13 vs 2Q13	Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Change
Components of net interest income
Income on earning assets	$3,125	$3,095	$3,284	$30	$(159)	$9,388	$9,858	$(470)
Expense on interest-bearing liabilities	411	423	501	(12)	(90)	1,293	1,672	(379)

Net interest income	$2,714	$2,672	$2,783	$42	$(69)	$8,095	$8,186	$(91)

Average yields and rates paid
Earning assets yield	3.95%	3.98%	4.24%	(.03)%	(.29)%	4.00%	4.33%	(.33)%
Rate paid on interest-bearing liabilities	.71	.74	.88	(.03)	(.17)	.75	.99	(.24)

Gross interest margin	3.24%	3.24%	3.36%	—%	(.12)%	3.25%	3.34%	(.09)%

Net interest margin	3.43%	3.43%	3.59%	—%	(.16)%	3.45%	3.59%	(.14)%

Average balances
Investment securities (a)	$74,988	$74,438	$72,454	$550	$2,534	$74,303	$72,371	$1,932
Loans	229,362	225,186	216,928	4,176	12,434	225,682	213,731	11,951
Earning assets	315,060	311,927	308,959	3,133	6,101	313,663	304,269	9,394
Interest-bearing liabilities	230,825	229,419	226,109	1,406	4,716	230,805	225,885	4,920

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the third quarter of 2013 was $2,714 million, a decrease of $69 million (2.5 percent) from the third quarter of 2012. The decrease was the result of lower rates on loans and investment securities, partially offset by higher average earning assets, continued growth in lower cost core deposit funding and the positive impact from maturities of higher-rate long-term debt. Average earning assets were $6.1 billion (2.0 percent) higher than the third quarter of 2012, driven by increases of $12.4 billion (5.7 percent) in average total loans and $2.5 billion (3.5 percent) in average investment securities, partially offset by decreases of $3.5 billion (41.1 percent) in average loans held for sale and $5.4 billion (48.5 percent) in other earning assets, principally due to the deconsolidation of certain community development and tax-advantaged investment variable interest entities during the second quarter of 2013. Net interest income increased $42 million (1.6 percent) on a linked quarter basis, driven by a $3.1 billion (1.0 percent) increase in average earning assets, reflecting growth in average total loans, partially offset by declines in average loans held for sale and other earning assets. The net interest margin in the third quarter of 2013 was 3.43 percent, compared with 3.59 percent in the third quarter of 2012, and 3.43 percent in the second quarter of 2013. The decline in the net interest margin on a year-over-year basis primarily

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

reflected lower rates on investment securities and loans, partially offset by lower rates on deposits and a reduction in higher cost long-term debt.

AVERAGE LOANS	Table 4
($ in millions)

	3Q 2013	2Q 2013	3Q 2012	Percent Change 3Q13 vs 2Q13	Percent Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Percent Change
Commercial	$62,856	$61,507	$56,655	2.2	10.9	$61,439	$54,118	13.5
Lease financing	5,208	5,255	5,537	(.9)	(5.9)	5,280	5,672	(6.9)

Total commercial	68,064	66,762	62,192	2.0	9.4	66,719	59,790	11.6
Commercial mortgages	31,546	31,371	30,686	.6	2.8	31,311	30,403	3.0
Construction and development	6,955	6,513	5,944	6.8	17.0	6,561	5,986	9.6

Total commercial real estate	38,501	37,884	36,630	1.6	5.1	37,872	36,389	4.1
Residential mortgages	49,139	46,873	40,969	4.8	19.9	47,055	39,328	19.6
Credit card	16,931	16,416	16,551	3.1	2.3	16,627	16,675	(.3)
Retail leasing	5,664	5,653	5,256	.2	7.8	5,589	5,167	8.2
Home equity and second mortgages	15,648	15,989	17,329	(2.1)	(9.7)	16,021	17,619	(9.1)
Other	25,682	25,224	25,406	1.8	1.1	25,424	25,154	1.1

Total other retail	46,994	46,866	47,991	.3	(2.1)	47,034	47,940	(1.9)

Total loans, excluding covered loans	219,629	214,801	204,333	2.2	7.5	215,307	200,122	7.6

Covered loans	9,733	10,385	12,595	(6.3)	(22.7)	10,375	13,609	(23.8)

Total loans	$229,362	$225,186	$216,928	1.9	5.7	$225,682	$213,731	5.6

Average total loans were $12.4 billion (5.7 percent) higher in the third quarter of 2013 than the third quarter of 2012, driven by growth in residential mortgages (19.9 percent), commercial loans (10.9 percent), retail leasing (7.8 percent), total commercial real estate (5.1 percent), credit card (2.3 percent) and other retail loans (1.1 percent). These increases were partially offset by declines in home equity and second mortgages (9.7 percent), lease financing (5.9 percent) and covered loans (22.7 percent). Average total loans, excluding covered loans, were higher by 7.5 percent year-over-year. Average total loans were $4.2 billion (1.9 percent) higher in the third quarter of 2013 than the second quarter of 2013, driven by increases in residential mortgages (4.8 percent), credit card (3.1 percent), commercial loans (2.2 percent), other retail loans (1.8 percent), total commercial real estate (1.6 percent) and retail leasing (.2 percent), partially offset by decreases in home equity and second mortgages (2.1 percent), lease financing (.9 percent) and covered loans (6.3 percent). Excluding covered loans, average total loans grew by 2.2 percent on a linked quarter basis.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Average investment securities in the third quarter of 2013 were $2.5 billion (3.5 percent) higher year-over-year and $.6 billion (.7 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities.

AVERAGE DEPOSITS	Table 5
($ in millions)

	3Q 2013	2Q 2013	3Q 2012	Percent Change 3Q13 vs 2Q13	Percent Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Percent Change
Noninterest-bearing deposits	$68,264	$66,866	$68,127	2.1	.2	$67,183	$65,423	2.7
Interest-bearing savings deposits
Interest checking	48,235	48,403	43,207	(.3)	11.6	48,347	45,522	6.2
Money market savings	55,982	55,368	47,530	1.1	17.8	54,826	45,977	19.2
Savings accounts	32,083	31,929	29,743	.5	7.9	31,809	29,383	8.3

Total of savings deposits	136,300	135,700	120,480	.4	13.1	134,982	120,882	11.7
Time certificates of deposit less than $100,000	12,495	13,152	14,362	(5.0)	(13.0)	13,082	14,695	(11.0)
Time deposits greater than $100,000	35,309	31,667	36,312	11.5	(2.8)	33,037	31,978	3.3

Total interest-bearing deposits	184,104	180,519	171,154	2.0	7.6	181,101	167,555	8.1

Total deposits	$252,368	$247,385	$239,281	2.0	5.5	$248,284	$232,978	6.6

Average total deposits for the third quarter of 2013 were $13.1 billion (5.5 percent) higher than the third quarter of 2012. Average noninterest-bearing deposits were relatively stable with an increase of $137 million (.2 percent) year-over-year. Average total savings deposits were $15.8 billion (13.1 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, as well as in corporate trust, broker-dealer and government-related balances. Average time certificates of deposit less than $100,000 were $1.9 billion (13.0 percent) lower due to maturities, while time deposits greater than $100,000 decreased $1.0 billion (2.8 percent), primarily due to a decline in Consumer and Small Business Banking and corporate trust balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $5.0 billion (2.0 percent) over the second quarter of 2013. Average noninterest-bearing deposits increased $1.4 billion (2.1 percent) on a linked quarter basis, mainly in Consumer and Small Business Banking and Wholesale Banking and Commercial Real Estate. Average total savings deposits increased modestly, $600 million (.4 percent), as higher broker-dealer balances were offset by lower corporate trust balances. Compared with the second quarter of 2013, average time certificates of

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

deposit less than $100,000 declined $657 million (5.0 percent) due to maturities. Average time deposits greater than $100,000 increased $3.6 billion (11.5 percent) on a linked quarter basis, principally due to higher broker-dealer and other wholesale banking balances, partially offset by lower corporate trust balances.

NONINTEREST INCOME	Table 6
($ in millions)

	3Q 2013	2Q 2013	3Q 2012	Percent Change 3Q13 vs 2Q13	Percent Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Percent Change
Credit and debit card revenue	$244	$244	$213	—	14.6	$702	$650	8.0
Corporate payment products revenue	192	176	201	9.1	(4.5)	540	566	(4.6)
Merchant processing services	371	373	345	(.5)	7.5	1,091	1,041	4.8
ATM processing services	83	83	87	—	(4.6)	248	263	(5.7)
Trust and investment management fees	280	284	265	(1.4)	5.7	842	779	8.1
Deposit service charges	180	160	174	12.5	3.4	493	483	2.1
Treasury management fees	134	140	135	(4.3)	(.7)	408	411	(.7)
Commercial products revenue	207	209	225	(1.0)	(8.0)	616	652	(5.5)
Mortgage banking revenue	328	396	519	(17.2)	(36.8)	1,125	1,461	(23.0)
Investment products fees	46	46	38	—	21.1	133	111	19.8
Securities gains (losses), net	(3)	6	1	nm	nm	8	(18)	nm
Other	115	159	193	(27.7)	(40.4)	412	591	(30.3)

Total noninterest income	$2,177	$2,276	$2,396	(4.3)	(9.1)	$6,618	$6,990	(5.3)

Noninterest Income

Third quarter noninterest income was $2,177 million; $219 million (9.1 percent) lower than the third quarter of 2012 and $99 million (4.3 percent) lower than the second quarter of 2013. The year-over-year decrease in noninterest income was principally due to a $191 million (36.8 percent) reduction in mortgage banking revenue due to lower origination and sales revenue, partially offset by higher servicing income and a favorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities. Growth in several fee categories helped to offset the decline in mortgage banking revenue. Credit and debit card revenue increased $31 million (14.6 percent) over the prior year due to higher transaction volumes, including the impact of business expansion. Merchant processing services revenue was $26 million (7.5 percent) higher as a result of an increase in product fees and higher volumes. Trust and investment management fees increased $15 million (5.7 percent) year-over-year, reflecting improved market conditions and business expansion, while investment products fees increased $8 million (21.1 percent) over the prior year due to

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

higher sales volumes and fees. Offsetting these positive variances were declines in corporate payment products revenue of $9 million (4.5 percent), the result of lower government-related transactions, and commercial products revenue, which decreased $18 million (8.0 percent) year-over-year due to lower standby letters of credit, foreign exchange, bond underwriting and syndication fees. In addition, other revenue declined by $78 million (40.4 percent), principally the result of a gain on the sale of a credit card portfolio in the third quarter of 2012.

Noninterest income was $99 million (4.3 percent) lower in the third quarter of 2013 than the second quarter of 2013, driven by a reduction in mortgage banking revenue due to lower origination and sales revenue, partially offset by higher servicing income and a favorable change in the valuation of MSRs, net of hedging activities. Partially offsetting the decline in mortgage banking revenue was growth in corporate payment products revenue, which increased by $16 million (9.1 percent) on a linked quarter basis due to seasonally higher sales volumes. Deposit service charges were $20 million (12.5 percent) higher than the second quarter of 2013, due to higher volumes, pricing changes and an increase in account fees. Offsetting these positives variances was other revenue, which decreased $44 million (27.7 percent) linked quarter, primarily due to lower equity investment and retail lease revenue, as well as the impact of a small merchant processing-related contract termination gain recorded in the second quarter of 2013. In addition, treasury management revenue was $6 million (4.3 percent) lower due to seasonally higher tax-processing transaction volumes in the second quarter.

NONINTEREST EXPENSE	Table 7
($ in millions)

	3Q 2013	2Q 2013	3Q 2012	Percent Change 3Q13 vs 2Q13	Percent Change 3Q13 vs 3Q12	YTD 2013	YTD 2012	Percent Change
Compensation	$1,088	$1,098	$1,109	(.9)	(1.9)	$3,268	$3,237	1.0
Employee benefits	278	277	225	.4	23.6	865	714	21.1
Net occupancy and equipment	240	234	233	2.6	3.0	709	683	3.8
Professional services	94	91	144	3.3	(34.7)	263	364	(27.7)
Marketing and business development	85	96	96	(11.5)	(11.5)	254	285	(10.9)
Technology and communications	214	214	205	—	4.4	639	607	5.3
Postage, printing and supplies	76	78	75	(2.6)	1.3	230	226	1.8
Other intangibles	55	55	67	—	(17.9)	167	208	(19.7)
Other	435	414	455	5.1	(4.4)	1,197	1,446	(17.2)

Total noninterest expense	$2,565	$2,557	$2,609	.3	(1.7)	$7,592	$7,770	(2.3)

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Noninterest Expense

Noninterest expense in the third quarter of 2013 totaled $2,565 million, a decrease of $44 million (1.7 percent) from the third quarter of 2012, and an $8 million (.3 percent) increase from the second quarter of 2013. The decrease in total noninterest expense year-over-year was driven by lower professional services expense due to a reduction in mortgage servicing review-related costs. Compensation expense decreased $21 million (1.9 percent), primarily as a result of lower incentive expense. Marketing and business development expense was $11 million (11.5 percent) lower than the prior year due to the timing of marketing programs, while other intangibles expense decreased $12 million (17.9 percent) year-over-year, the result of the reduction or completion of the amortization of certain intangibles. Other expense decreased by $20 million (4.4 percent), largely due to a reduction in litigation-related expense and lower costs associated with other real estate owned, partially offset by higher costs related to investments in tax-advantaged projects. These reductions were partially offset by higher employee benefits expense of $53 million (23.6 percent), principally due to higher pension and medical costs. Net occupancy and equipment expense increased $7 million (3.0 percent) due to business initiatives, higher rent expense and maintenance costs. Technology and communications expense was $9 million (4.4 percent) higher than last year, reflecting both business expansion and technology projects.

Noninterest expense increased $8 million (.3 percent) on a linked quarter basis. Net occupancy and equipment expense was $6 million (2.6 percent) higher, driven by utilities and maintenance costs, while other expense increased $21 million (5.1 percent) principally due to higher costs related to investments in tax-advantaged projects. Partially offsetting these unfavorable variances was a decrease in compensation expense of $10 million (.9 percent), reflecting a reduction in commission expense and contract labor costs, and lower marketing and business development expense of $11 million (11.5 percent) due to the timing of marketing programs.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2013 resulted in a tax rate on a taxable-equivalent basis of 29.5 percent (effective tax rate of 27.5 percent), compared with 31.2 percent (effective tax rate of 29.3 percent) in the third quarter of 2012, and 28.8 percent (effective tax rate of 26.8 percent) in the second quarter of 2013.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	3Q	2Q	1Q	4Q	3Q
	2013	2013	2013	2012	2012
Balance, beginning of period	$4,612	$4,708	$4,733	$4,771	$4,864
Net charge-offs
Commercial	18	34	32	47	59
Lease financing	(7)	4	3	5	7

Total commercial	11	38	35	52	66
Commercial mortgages	2	8	15	12	20
Construction and development	(8)	(25)	4	5	5

Total commercial real estate	(6)	(17)	19	17	25
Residential mortgages	57	74	92	96	121
Credit card	160	173	160	161	167
Retail leasing	1	(1)	1	1	—
Home equity and second mortgages	43	58	73	75	89
Other	54	48	52	59	68

Total other retail	98	105	126	135	157

Total net charge-offs, excluding covered loans	320	373	432	461	536
Covered loans	8	19	1	7	2

Total net charge-offs	328	392	433	468	538
Provision for credit losses	298	362	403	443	488
Other changes (a)	(4)	(66)	5	(13)	(43)

Balance, end of period	$4,578	$4,612	$4,708	$4,733	$4,771

Components
Allowance for loan losses	$4,258	$4,312	$4,390	$4,424	$4,481
Liability for unfunded credit commitments	320	300	318	309	290

Total allowance for credit losses	$4,578	$4,612	$4,708	$4,733	$4,771

Gross charge-offs	$450	$506	$549	$576	$639
Gross recoveries	$122	$114	$116	$108	$101
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.99	2.03	2.11	2.15	2.26
Nonperforming loans, excluding covered loans	294	287	274	269	244
Nonperforming assets, excluding covered assets	235	231	221	218	213
Period-end loans	1.98	2.02	2.11	2.12	2.19
Nonperforming loans	276	269	255	228	202
Nonperforming assets	207	203	196	177	168

(a)	Represents net changes in credit losses to be reimbursed by the FDIC, as well as reductions in the allowance for covered loans where the reversal of provision expense was offset by an associated decrease in the indemnification asset in second and third quarters of 2013, and the sale of a credit card portfolio in third quarter of 2012.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs decreased $64 million (16.3 percent), and nonperforming assets, excluding covered assets, decreased $41 million (2.1 percent). The allowance for credit losses was $4,578 million at September 30, 2013, compared with $4,612 million at June 30, 2013, and $4,771 million at September 30, 2012. Total net charge-offs in the third quarter of 2013 were $328 million, compared with $392 million in the second quarter of 2013, and $538 million in the third quarter of 2012. The decrease in total net charge-offs on a linked quarter basis primarily reflected improvement in the total commercial portfolio, as well as improvement in the residential mortgages, credit card and home equity and second mortgages portfolios. The $210 million (39.0 percent) decline in net charge-offs year-over-year was primarily due to improvement in the commercial, commercial real estate, residential mortgages and home equity and second mortgages portfolios. The Company recorded $298 million of provision for credit losses in the current quarter, which was $30 million less than net charge-offs.

Commercial and commercial real estate loan net charge-offs decreased to $5 million (.02 percent of average loans outstanding) in the third quarter of 2013, compared with $21 million (.08 percent of average loans outstanding) in the second quarter of 2013, and $91 million (.37 percent of average loans outstanding) in the third quarter of 2012.

Residential mortgage loan net charge-offs were $57 million (.46 percent of average loans outstanding) in the third quarter of 2013, compared with $74 million (.63 percent of average loans outstanding) in the second quarter of 2013, and $121 million (1.17 percent of average loans outstanding) in the third quarter of 2012. Credit card loan net charge-offs were $160 million (3.75 percent of average loans outstanding) in the third quarter of 2013, compared with $173 million (4.23 percent of average loans outstanding) in the second quarter of 2013, and $167 million (4.01 percent of average loans outstanding) in the third quarter of 2012. Total other retail loan net charge-offs were $98 million (.83 percent of average loans outstanding) in the third quarter of 2013, compared with $105 million (.90 percent of average loans outstanding) in the second quarter of 2013, and $157 million (1.30 percent of average loans outstanding) in the third quarter of 2012.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

The ratio of the allowance for credit losses to period-end loans was 1.98 percent (1.99 percent excluding covered loans) at September 30, 2013, compared with 2.02 percent (2.03 percent excluding covered loans) at June 30, 2013, and 2.19 percent (2.26 percent excluding covered loans) at September 30, 2012. The ratio of the allowance for credit losses to nonperforming loans was 276 percent (294 percent excluding covered loans) at September 30, 2013, compared with 269 percent (287 percent excluding covered loans) at June 30, 2013, and 202 percent (244 percent excluding covered loans) at September 30, 2012.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

CREDIT RATIOS	Table 9
(Percent)

	3Q	2Q	1Q	4Q	3Q
	2013	2013	2013	2012	2012
Net charge-offs ratios (a)
Commercial	.11	.22	.22	.32	.41
Lease financing	(.53)	.31	.23	.37	.50
Total commercial	.06	.23	.22	.32	.42
Commercial mortgages	.03	.10	.20	.16	.26
Construction and development	(.46)	(1.54)	.26	.33	.33
Total commercial real estate	.06	(.18)	.21	.18	.27
Residential mortgages	.46	.63	.83	.88	1.17
Credit card (b)	3.75	4.23	3.93	3.86	4.01
Retail leasing	.07	(.07)	.07	.07	—
Home equity and second mortgages	1.09	1.45	1.80	1.76	2.04
Other	.83	.76	.83	.92	1.06
Total other retail	.83	.90	1.08	1.12	1.30
Total net charge-offs, excluding covered loans	.58	.70	.83	.88	1.04
Covered loans	.33	.73	.04	.24	.06
Total net charge-offs	.57	.70	.79	.85	.99
Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.07	.09	.09	.09	.06
Commercial real estate	.02	.03	.02	.02	.03
Residential mortgages	.53	.53	.54	.64	.72
Credit card	1.11	1.10	1.26	1.27	1.18
Other retail	.16	.16	.18	.20	.20
Total loans, excluding covered loans	.27	.27	.29	.31	.31
Covered loans	5.47	5.40	5.18	5.86	5.61
Total loans	.48	.49	.52	.59	.61
Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.24	.24	.25	.27	.31
Commercial real estate	.94	1.13	1.38	1.50	1.75
Residential mortgages	1.99	1.96	2.01	2.14	2.52
Credit card	1.66	1.75	2.04	2.12	2.18
Other retail	.60	.63	.67	.66	.64
Total loans, excluding covered loans	.94	.97	1.06	1.11	1.24
Covered loans	7.13	7.08	7.13	9.28	9.30
Total loans	1.20	1.24	1.35	1.52	1.69

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 3.75 percent for the third quarter of 2013, 4.23 percent for the second quarter of 2013, 4.00 percent for the first quarter of 2013, 4.00 percent for the fourth quarter of 2012 and 4.17 percent for the third quarter of 2012.
(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

ASSET QUALITY	Table 10
($ in millions)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2013	2013	2013	2012	2012
Nonperforming loans
Commercial	$104	$91	$85	$107	$133
Lease financing	12	14	16	16	19

Total commercial	116	105	101	123	152
Commercial mortgages	210	263	289	308	392
Construction and development	146	161	218	238	239

Total commercial real estate	356	424	507	546	631
Residential mortgages	732	685	673	661	757
Credit card	94	109	127	146	163
Other retail	206	222	228	217	210

Total nonperforming loans, excluding covered loans	1,504	1,545	1,636	1,693	1,913
Covered loans	156	168	209	386	449

Total nonperforming loans	1,660	1,713	1,845	2,079	2,362
Other real estate (a)	366	364	379	381	259
Covered other real estate (a)	176	187	168	197	198
Other nonperforming assets	10	12	14	14	16

Total nonperforming assets (b)	$2,212	$2,276	$2,406	$2,671	$2,835

Total nonperforming assets, excluding covered assets	$1,880	$1,921	$2,029	$2,088	$2,188

Accruing loans 90 days or more past due, excluding covered loans	$591	$580	$609	$660	$644

Accruing loans 90 days or more past due	$1,105	$1,119	$1,165	$1,323	$1,326

Performing restructured loans, excluding GNMA and covered loans	$3,097	$3,311	$3,318	$3,421	$3,387

Performing restructured GNMA and covered loans	$2,262	$2,217	$2,294	$2,159	$2,002

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.85	.88	.95	.98	1.06
Nonperforming assets to loans plus ORE (%)	.95	1.00	1.07	1.19	1.30

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.

Nonperforming assets at September 30, 2013, totaled $2,212 million, compared with $2,276 million at June 30, 2013, and $2,835 million at September 30, 2012. Total nonperforming assets at September 30, 2013, included $332 million of covered assets. The ratio of nonperforming assets to loans and other real estate was .95 percent (.85 percent excluding covered assets) at September 30, 2013, compared with 1.00 percent (.88 percent excluding covered assets) at June 30, 2013, and 1.30 percent (1.06 percent excluding covered assets) at September 30, 2012. Total commercial nonperforming assets were $36 million (23.7

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

percent) lower than a year ago, while increasing modestly on a linked quarter basis. Commercial mortgage and construction and development nonperforming assets declined by $275 million (43.6 percent) year-over-year and $68 million (16.0 percent) on a linked quarter basis. Credit card nonperforming assets were $69 million (42.3 percent) lower on a year-over-year basis and $15 million (13.8 percent) lower on a linked quarter basis. Residential mortgage nonperforming assets decreased $25 million (3.3 percent) from the third quarter of 2012, while increasing $47 million (6.9 percent) over the prior quarter. Other retail nonperforming assets decreased $4 million (1.9 percent) year-over-year and $16 million (7.2 percent) on a linked quarter basis.

Accruing loans 90 days or more past due were $1,105 million ($591 million excluding covered loans) at September 30, 2013, compared with the $1,119 million ($580 million excluding covered loans) at June 30, 2013, and the $1,326 million ($644 million excluding covered loans) at September 30, 2012.

CAPITAL POSITION	Table 11
($ in millions)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2013	2013	2013	2012	2012
Total U.S. Bancorp shareholders’ equity	$40,132	$39,683	$39,531	$38,998	$38,661
Tier 1 capital	32,707	32,219	31,774	31,203	30,766
Total risk-based capital	38,873	38,378	38,099	37,780	37,559
Tier 1 capital ratio	11.2%	11.1%	11.0%	10.8%	10.9%
Total risk-based capital ratio	13.3	13.3	13.2	13.1	13.3
Leverage ratio	9.6	9.5	9.3	9.2	9.2
Tangible common equity to tangible assets	7.4	7.5	7.4	7.2	7.2
Tangible common equity to risk-weighted assets using Basel I definition	8.9	8.9	8.8	8.6	8.8
Tier 1 common equity to risk-weighted assets using Basel I definition	9.3	9.2	9.1	9.0	9.0
Tier 1 common equity to risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013	8.6	8.6	—	—	—
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012	—	8.3	8.2	8.1	8.2

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Total U.S. Bancorp shareholders’ equity was $40.1 billion at September 30, 2013, compared with $39.7 billion at June 30, 2013, and $38.7 billion at September 30, 2012. During the third quarter, the Company returned 77 percent of third quarter earnings to shareholders, including $422 million in common stock dividends and $659 million of repurchased common stock. The Tier 1 capital ratio was 11.2 percent at September 30, 2013, compared with 11.1 percent at June 30, 2013, and 10.9 percent at September 30, 2012. The tangible common equity to tangible assets ratio was 7.4 percent at September 30, 2013, compared with 7.5 percent at June 30, 2013, and 7.2 percent at September 30, 2012. The Tier 1 common equity to risk-weighted assets ratio was 9.3 percent at September 30, 2013, compared with 9.2 percent at June 30, 2013, and 9.0 percent at September 30, 2012. All regulatory ratios continue to be in excess of “well-capitalized” requirements. The Tier 1 common equity to risk-weighted assets ratio estimated using final rules for the Basel III standardized approach released July 2013 was approximately 8.6 percent at September 30, 2013, and at June 30, 2013.

COMMON SHARES	Table 12
(Millions)

	3Q	2Q	1Q	4Q	3Q
	2013	2013	2013	2012	2012
Beginning shares outstanding	1,844	1,858	1,869	1,880	1,892
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	5	4	6	2	5
Shares repurchased	(17)	(18)	(17)	(13)	(17)

Ending shares outstanding	1,832	1,844	1,858	1,869	1,880

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			3Q 2013
	3Q	2Q	3Q	3Q13 vs	3Q13 vs	YTD	YTD	Percent	Earnings
Business Line	2013	2013	2012	2Q13	3Q12	2013	2012	Change	Composition
Wholesale Banking and Commercial Real Estate	$333	$328	$326	1.5	2.1	$991	$985	.6	23%
Consumer and Small Business Banking	343	346	334	(.9)	2.7	1,005	1,094	(8.1)	23
Wealth Management and Securities Services	34	46	43	(26.1)	(20.9)	116	129	(10.1)	2
Payment Services	318	320	377	(.6)	(15.6)	896	947	(5.4)	22
Treasury and Corporate Support	440	444	394	(.9)	11.7	1,372	1,072	28.0	30

Consolidated Company	$1,468	$1,484	$1,474	(1.1)	(.4)	$4,380	$4,227	3.6	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2013, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $333 million of the

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Company’s net income in the third quarter of 2013, compared with $326 million in the third quarter of 2012 and $328 million in the second quarter of 2013. Wholesale Banking and Commercial Real Estate’s net income increased $7 million (2.1 percent) over the same quarter of 2012 due to a lower provision for credit losses and a decrease in total noninterest expense, partially offset by lower total net revenue. Total net revenue declined by $34 million (4.1 percent). Net interest income decreased modestly, $2 million (.4 percent) year-over-year, primarily due to lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances and higher loan fees. Total noninterest income decreased by $32 million (10.7 percent), driven by lower commercial products revenue, including standby letters of credit fees, foreign exchange revenue, bond underwriting fees, loan syndication and other loan-related fees. Total noninterest expense decreased by $7 million (2.2 percent) from a year ago, primarily due to lower compensation and employee benefits costs, driven by a reduction in incentives expense. The provision for credit losses was $38 million lower year-over-year due to lower net charge-offs, partially offset by an unfavorable change in the reserve allocation.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the third quarter of 2013 was $5 million (1.5 percent) higher than the second quarter of 2013. Total net revenue increased $1 million (.1 percent), over the prior quarter. Net interest income increased by $7 million (1.3 percent) on a linked quarter basis, primarily due to increases in average loan and deposit balances, partially offset by a decline in loan fees, lower loan rates and the impact of lower rates on the margin benefit from deposits. Total noninterest income decreased by $6 million (2.2 percent) due to lower treasury management fees, driven by seasonally higher tax-processing transaction volumes in the second quarter, as well as decreases in foreign exchange revenue, loan syndication and other loan-related fees, partially offset by higher bond underwriting fees, equity investment and trading revenue. Total noninterest expense decreased by $7 million (2.2 percent) driven by lower net shared services costs. The provision for credit losses decreased by $1 million (2.7 percent) due to lower net charge-offs, partly offset by an unfavorable change in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $343 million of the Company’s

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

net income in the third quarter of 2013, a $9 million (2.7 percent) increase over the third quarter of 2012, and a $3 million (.9 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $104 million increase in its contribution over the same quarter of last year. Retail banking’s total net revenue was 3.2 percent lower than the third quarter of 2012. Net interest income decreased 2.5 percent, primarily due to lower loan rates and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances and loan fees. Total noninterest income for the retail banking division decreased 4.8 percent from a year ago, principally due to lower retail lease revenue, partially offset by an increase in deposit service charges. Total noninterest expense for the retail banking division in the third quarter of 2013 decreased 2.0 percent from the same quarter of the prior year, largely due to reductions in compensation and employee benefits expense, other intangibles expense, marketing expense and costs associated with other real estate owned, partially offset by higher net shared services expense. The provision for credit losses for the retail banking division decreased 62.9 percent on a year-over-year basis due to lower net charge-offs and a favorable change in the reserve allocation. The contribution of the mortgage banking division was lower by 38.3 percent than the third quarter of 2012 due to a decrease in total net revenue, partially offset by a reduction in total noninterest expense. The division’s 30.8 percent decrease in total net revenue was due to a 37.1 percent decrease in total noninterest income, driven by lower mortgage origination and sales revenue, partially offset by higher servicing income and a favorable change in the valuation of MSRs, net of hedging activities, as well as a 14.1 percent decrease in net interest income, primarily the result of lower average loans held for sale. Total noninterest expense was 25.6 percent lower than the prior year, reflecting a reduction in mortgage servicing review-related professional services costs. The provision for credit losses for the mortgage banking division increased 2.1 percent due to an unfavorable change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the third quarter of 2013 was $3 million (.9 percent) lower than the second quarter of 2013, driven by a decrease in total net revenue, partially offset by lower total noninterest expense and a favorable variance in the provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 16.6 percent. Total net revenue for the retail banking division increased 1.5 percent over the previous quarter. Net interest income increased modestly (.9 percent) due to higher average loan balances and loan fees, partially offset by lower loan rates and the impact of lower rates on the margin benefit from deposits. Total noninterest income was 2.9 percent higher on a linked quarter basis and was driven by higher deposit service charges, reflecting

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

higher transaction volumes, pricing changes and an increase in account fees. Total noninterest expense for the retail banking division was relatively flat on a linked quarter basis, as lower marketing expense and compensation and employee benefits expense, were partially offset by an increase in net shared services costs. The provision for credit losses decreased 15.8 percent on a linked quarter basis due to a favorable change in the reserve allocation and lower net charge-offs. The contribution of the mortgage banking division decreased 16.4 percent from the second quarter of 2013 due to lower total net revenue, partially offset by a decline in total noninterest expense. Total net revenue decreased 12.2 percent due to a .6 percent decline in net interest income and a 17.1 percent decrease in total noninterest income, primarily due to a reduction in mortgage banking revenue, the result of lower origination and sales revenue, partially offset by higher servicing income and a favorable change in the valuation of MSRs, net of hedging activities. Total noninterest expense decreased 9.0 percent, driven by lower compensation and employee benefits expense and costs associated with other real estate owned. The mortgage banking division’s provision for credit losses decreased on a linked quarter basis, principally due to a favorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $34 million of the Company’s net income in the third quarter of 2013, compared with $43 million in the third quarter of 2012 and $46 million in the second quarter of 2013. The business line’s contribution was $9 million (20.9 percent) lower than the same quarter of 2012 due to higher total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased by $21 million (5.7 percent) year-over-year, driven by a $23 million (8.2 percent) increase in total noninterest income, primarily due to the impact of improved market conditions, business expansion and higher investment products fees. Net interest income decreased $2 million (2.3 percent), principally due to the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest expense increased by $33 million (11.1 percent) as the result of higher compensation and employee benefits expense and an increase in net shared services costs, including the impact of business expansion and higher litigation-related costs. The provision for credit losses increased $2 million (50.0 percent) over the prior year due to an increase in net charge-offs.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

The business line’s contribution in the third quarter of 2013 was $12 million (26.1 percent) lower than the prior quarter. Total net revenue decreased by $10 million (2.5 percent) on a linked quarter basis, reflecting a decrease in net interest income, principally due to lower average deposit balances, and lower trust and investment management fees, largely due to fee waivers. Total noninterest expense increased $4 million (1.2 percent), primarily as a result of higher litigation-related costs. The provision for credit losses increased $5 million on a linked quarter basis, due to higher net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $318 million of the Company’s net income in the third quarter of 2013, compared with $377 million in the third quarter of 2012 and $320 million in the second quarter of 2013. Total net revenue decreased by $21 million (1.7 percent) year-over-year. Net interest income increased by $11 million (2.9 percent), primarily due to higher average loan balances, improved loan rates and lower rebate costs on the Company’s government card program. Total noninterest income decreased by $32 million (3.7 percent) year-over-year, reflecting a gain on the sale of a credit card portfolio in the third quarter of 2012 and lower corporate payment products revenue due to a reduction in government-related transactions. Offsetting these unfavorable variances were higher credit and debit card revenue, which increased by $31 million (14.6 percent) over the prior year due to higher transaction volumes, including the impact of business expansion, and a $26 million (7.5 percent) increase in merchant processing services revenue, the result of higher product fees and transaction volumes. Total noninterest expense increased by $35 million (7.1 percent) over the third quarter of 2012, primarily due to higher compensation and employee benefits expense, technology and communications expense and net shared services expense, including the impact of business expansion, partially offset by a reduction in other intangibles expense. The provision for credit losses increased by $37 million (27.4 percent), principally due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Payment Services’ contribution in the third quarter of 2013 declined $2 million (.6 percent), from the second quarter of 2013. Total net revenue was flat on a linked quarter basis. Net interest income increased $6 million (1.6 percent) due to higher average loan balances and rates, partially offset by seasonally higher rebate costs on the Company’s government card program. Total noninterest income declined by $6 million (.7 percent), reflecting a small merchant contract termination gain recorded in the second quarter of 2013, partially offset by an increase in corporate payment products revenue, which reflected seasonally higher

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

transaction volumes. Total noninterest expense increased by $7 million (1.3 percent) due to higher compensation and employee benefits expense and net shared services costs, partially offset by lower marketing expense. The provision for credit losses was $4 million (2.3 percent) lower on a linked quarter basis due to a decrease in net charge-offs, partially offset by an unfavorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most tax advantaged investments and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $440 million in the third quarter of 2013, compared with net income of $394 million in the third quarter of 2012 and net income of $444 million in the second quarter of 2013. Net interest income decreased by $24 million (4.0 percent) from the third quarter of 2012, principally due to lower rates on loans and investment securities, partially offset by lower funding costs. Total noninterest income increased by $33 million over the third quarter of last year, driven by higher equity investment and commercial products revenue. Total noninterest expense decreased by $16 million (6.3 percent), principally reflecting lower litigation-related costs and a reduction in net shared services expense, partially offset by an increase in compensation and employee benefits expense and costs related to investments in tax-advantaged projects. The provision for credit losses was $2 million lower year-over-year, due to a favorable change in the allowance allocation related to acquired loans, partially offset by an increase in net charge-offs.

Net income in the third quarter of 2013 was $4 million (.9 percent) lower on a linked quarter basis, reflecting higher total noninterest expense, offset by a decrease in the provision for credit losses. Total net revenue was flat as a $26 million (4.8 percent) increase in net interest income was offset by a $26 million (28.9 percent) decrease in total noninterest income, which was driven by lower equity investment income. A $26 million (12.1 percent) increase in total noninterest expense primarily reflected higher costs related to investments in tax-advantaged projects. The provision for credit losses was $42 million lower due to a decrease in net charge-offs and a favorable variance in the allowance allocation related to acquired loans.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

On Wednesday, October 16, 2013, at 8:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 35696133. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, October 16th, and will run through Wednesday, October 23rd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 35696133. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $361 billion in assets as of September 30, 2013, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,088 banking offices in 25 states and 4,937 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Third Quarter 2013 Results

October 16, 2013

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions that are currently effective, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013, and for additional information

•	Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from the currently effective capital ratios defined by banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012
Interest Income
Loans	$2,568	$2,650	$7,682	$7,919
Loans held for sale	46	76	172	208
Investment securities	420	438	1,222	1,376
Other interest income	34	63	141	184

Total interest income	3,068	3,227	9,217	9,687
Interest Expense
Deposits	134	172	433	530
Short-term borrowings	98	103	270	353
Long-term debt	178	226	587	786

Total interest expense	410	501	1,290	1,669

Net interest income	2,658	2,726	7,927	8,018
Provision for credit losses	298	488	1,063	1,439

Net interest income after provision for credit losses	2,360	2,238	6,864	6,579
Noninterest Income
Credit and debit card revenue	244	213	702	650
Corporate payment products revenue	192	201	540	566
Merchant processing services	371	345	1,091	1,041
ATM processing services	83	87	248	263
Trust and investment management fees	280	265	842	779
Deposit service charges	180	174	493	483
Treasury management fees	134	135	408	411
Commercial products revenue	207	225	616	652
Mortgage banking revenue	328	519	1,125	1,461
Investment products fees	46	38	133	111
Securities gains (losses), net	(3)	1	8	(18)
Other	115	193	412	591

Total noninterest income	2,177	2,396	6,618	6,990
Noninterest Expense
Compensation	1,088	1,109	3,268	3,237
Employee benefits	278	225	865	714
Net occupancy and equipment	240	233	709	683
Professional services	94	144	263	364
Marketing and business development	85	96	254	285
Technology and communications	214	205	639	607
Postage, printing and supplies	76	75	230	226
Other intangibles	55	67	167	208
Other	435	455	1,197	1,446

Total noninterest expense	2,565	2,609	7,592	7,770

Income before income taxes	1,972	2,025	5,890	5,799
Applicable income taxes	542	593	1,629	1,684

Net income	1,430	1,432	4,261	4,115
Net (income) loss attributable to noncontrolling interests	38	42	119	112

Net income attributable to U.S. Bancorp	$1,468	$1,474	$4,380	$4,227

Net income applicable to U.S. Bancorp common shareholders	$1,400	$1,404	$4,163	$4,034

Earnings per common share	$.76	$.74	$2.26	$2.13
Diluted earnings per common share	$.76	$.74	$2.25	$2.12
Dividends declared per common share	$.230	$.195	$.655	$.585
Average common shares outstanding	1,832	1,886	1,844	1,892
Average diluted common shares outstanding	1,843	1,897	1,854	1,901

U.S. Bancorp

Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2013	2012	2012
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$11,615	$8,252	$9,382
Investment securities
Held-to-maturity	36,904	34,389	34,509
Available-for-sale	39,307	40,139	39,636
Loans held for sale	3,858	7,976	9,879
Loans
Commercial	68,958	66,223	62,910
Commercial real estate	38,678	36,953	36,813
Residential mortgages	50,170	44,018	41,902
Credit card	17,063	17,115	16,402
Other retail	47,114	47,712	47,965

Total loans, excluding covered loans	221,983	212,021	205,992
Covered loans	9,396	11,308	12,158

Total loans	231,379	223,329	218,150
Less allowance for loan losses	(4,258)	(4,424)	(4,481)

Net loans	227,121	218,905	213,669
Premises and equipment	2,608	2,670	2,650
Goodwill	9,173	9,143	8,943
Other intangible assets	3,455	2,706	2,533
Other assets	26,640	29,675	31,052

Total assets	$360,681	$353,855	$352,253

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$72,333	$74,172	$72,982
Interest-bearing	152,861	145,972	136,583
Time deposits greater than $100,000	36,522	29,039	34,667

Total deposits	261,716	249,183	244,232
Short-term borrowings	26,128	26,302	27,853
Long-term debt	18,750	25,516	26,264
Other liabilities	12,535	12,587	14,079

Total liabilities	319,129	313,588	312,428
Shareholders’ equity
Preferred stock	4,756	4,769	4,769
Common stock	21	21	21
Capital surplus	8,188	8,201	8,186
Retained earnings	37,692	34,720	33,730
Less treasury stock	(9,174)	(7,790)	(7,442)
Accumulated other comprehensive income (loss)	(1,351)	(923)	(603)

Total U.S. Bancorp shareholders’ equity	40,132	38,998	38,661
Noncontrolling interests	1,420	1,269	1,164

Total equity	41,552	40,267	39,825

Total liabilities and equity	$360,681	$353,855	$352,253

U.S. Bancorp

Non-GAAP Financial Measures

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Millions, Unaudited)	2013	2013	2013	2012	2012
Total equity	$41,552	$41,050	$40,847	$40,267	$39,825
Preferred stock	(4,756)	(4,756)	(4,769)	(4,769)	(4,769)
Noncontrolling interests	(1,420)	(1,367)	(1,316)	(1,269)	(1,164)
Goodwill (net of deferred tax liability)	(8,319)	(8,317)	(8,333)	(8,351)	(8,194)
Intangible assets, other than mortgage servicing rights	(878)	(910)	(963)	(1,006)	(980)

Tangible common equity (a)	26,179	25,700	25,466	24,872	24,718
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	32,707	32,219	31,774	31,203	30,766
Preferred stock	(4,756)	(4,756)	(4,769)	(4,769)	(4,769)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(686)	(685)	(684)	(685)	(685)

Tier 1 common equity using Basel I definition (b)	27,265	26,778	26,321	25,749	25,312
Tangible common equity (as calculated above)	26,179	25,700
Adjustments (1)	258	195

Tier 1 common equity estimated using final rules for the Basel III standardized approach released July 2013 (c)	26,437	25,895
Tangible common equity (as calculated above)		25,700	25,466	24,872	24,718
Adjustments (2)		(43)	81	126	157

Tier 1 common equity approximated using proposed rules for the Basel III standardized approach released June 2012 (d)		25,657	25,547	24,998	24,875
Total assets	360,681	353,415	355,447	353,855	352,253
Goodwill (net of deferred tax liability)	(8,319)	(8,317)	(8,333)	(8,351)	(8,194)
Intangible assets, other than mortgage servicing rights	(878)	(910)	(963)	(1,006)	(980)

Tangible assets (e)	351,484	344,188	346,151	344,498	343,079
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	293,155 *	289,613
Adjustments (3)	13,473 *	12,476

Risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013 (g)	306,628 *	302,089
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)		289,613	289,672	287,611	282,033
Adjustments (4)		20,866	21,021	21,233	22,167

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (h)		310,479	310,693	308,844	304,200
Ratios *
Tangible common equity to tangible assets (a)/(e)	7.4%	7.5%	7.4%	7.2%	7.2%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	8.9	8.9	8.8	8.6	8.8
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	9.3	9.2	9.1	9.0	9.0
Tier 1 common equity to risk-weighted assets estimated using final rules for the Basel III standardized approach released July 2013 (c)/(g)	8.6	8.6	—	—	—
Tier 1 common equity to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (d)/(h)	—	8.3	8.2	8.1	8.2

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income, unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income and disallowed mortgage servicing rights.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.
(4)	Includes higher risk-weighting for residential mortgages, unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.